Filed Pursuant to Rule 433
Registration Statement No. 333-133985
June 4, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class 1-P, Class 2-P, Class 1-X, Class 2-X, Class 1-LT-R, Class 2-LT-R, Class 1-R and Class 2-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

	Related Mortgage	Class Principal or Notional	Initial Interest	Interest Rate Formula or Interest Rate (on or until related Initial Optional Termination	Interest Rate Formula or Interest Rate (after related Initial Optional Termination		Interest	Certificate Ratings
Class	Pool	Amount(1)	Rate(2)	Date)(3)(5)	Date)(4)(5)	Principal Type	Type	S&P	Moody’s
I-AIO	1	(6)	0.930%	6.250% minus LIBOR	6.000% minus LIBOR	Senior, Inverse Interest Only	Variable Rate	AAA	Aaa
I-A1	1	$238,255,000	5.440%	LIBOR plus 0.120%	LIBOR plus 0.240%	Super Senior	Variable Rate	AAA	Aaa
I-A2	1	$ 91,102,000	5.570%	LIBOR plus 0.250%	LIBOR plus 0.500%	Super Senior	Variable Rate	AAA	Aaa
I-A3	1	$ 45,184,000	5.620%	LIBOR plus 0.300%	LIBOR plus 0.600%	Super Senior	Variable Rate	AAA	Aaa
I-A4	1	$ 41,615,000	5.640%	LIBOR plus 0.320%	LIBOR plus 0.640%	Senior Support	Variable Rate	AAA	Aaa
I-M1	1	$ 14,400,000	5.670%	LIBOR plus 0.350%	LIBOR plus 0.525%	Subordinated	Variable Rate	AA+	Aa1
I-M2	1	$ 12,000,000	5.720%	LIBOR plus 0.400%	LIBOR plus 0.600%	Subordinated	Variable Rate	AA	Aa2
I-M3	1	$ 4,320,000	5.770%	LIBOR plus 0.450%	LIBOR plus 0.675%	Subordinated	Variable Rate	AA-	Aa2
I-M4	1	$ 5,280,000	5.920%	LIBOR plus 0.600%	LIBOR plus 0.900%	Subordinated	Variable Rate	A+	A1
I-M5	1	$ 4,560,000	6.120%	LIBOR plus 0.800%	LIBOR plus 1.200%	Subordinated	Variable Rate	A	A2
I-M6	1	$ 2,880,000	6.420%	LIBOR plus 1.100%	LIBOR plus 1.650%	Subordinated	Variable Rate	A-	A3
I-M7	1	$ 3,840,000	7.320%	LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	Variable Rate	BBB+	Baa1
I-M8	1	$ 2,400,000	7.320%	LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	Variable Rate	BBB	Baa2
I-M9	1	$ 4,080,000	N/A	N/A	N/A	Subordinated/Principal Only	N/A	BBB-	Baa3
WF-AIO	2	(7)	0.550%	0.550%	0.550%	Senior, Interest Only	Variable Rate	AAA	Aaa
WF-1	2	$ 99,522,000	5.470%	LIBOR plus 0.150%	LIBOR plus 0.150%	Senior	Variable Rate	AAA	Aaa
WF-2	2	$ 16,225,000	6.070%	6.070%	6.570%	Senior	Fixed Rate	AAA	Aaa
WF-3	2	$ 13,510,000	6.320%	6.320%	6.820%	Senior	Fixed Rate	AAA	Aaa
WF-4	2	$ 11,476,000	6.470%	6.470%	7.470%	Senior	Fixed Rate	AAA	Aaa
WF-5(8)	2	$ 15,637,000	5.990%	5.990%	6.490%	Senior, Non-Accelerating	Fixed Rate	AAA	Aaa
WF-M1	2	$ 8,434,000	6.160%	6.160%	6.160%	Subordinated	Fixed Rate	AA+	Aa1
WF-M2	2	$ 6,254,000	6.210%	6.210%	6.210%	Subordinated	Fixed Rate	AA	Aa2
WF-M3	2	$ 2,084,000	6.260%	6.260%	6.260%	Subordinated	Fixed Rate	AA-	Aa3
WF-M4	2	$ 1,895,000	6.660%	6.660%	6.660%	Subordinated	Fixed Rate	A+	A1
WF-M5	2	$ 1,990,000	6.760%	6.760%	6.760%	Subordinated	Fixed Rate	A	A2
WF-M6	2	$ 1,611,000	7.000%	7.000%	7.000%	Subordinated	Fixed Rate	A-	A3
WF-M7	2	$ 1,800,000	7.000%	7.000%	7.000%	Subordinated	Fixed Rate	BBB+	Baa1
WF-M8	2	$ 1,516,000	7.000%	7.000%	7.000%	Subordinated	Fixed Rate	BBB	Baa2
WF-M9	2	$ 1,611,000	7.000%	7.000%	7.000%	Subordinated	Fixed Rate	BBB-	Baa3
_____________________
(1)	These balances are approximate as described in the prospectus supplement.
(2)	Reflects the interest rate as of the May 31, 2007 closing date.
(3)
Reflects the interest rate formula or interest rate up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans in pool 1 or pool 2, as applicable, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)
Reflects the interest rate formula for the group 1 certificates (other than the Class I-M9 Certificates) if the option to purchase the mortgage loans in pool 1 is not exercised by the master servicer at the earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” Reflects the interest rate formula for the group 2 senior certificates if the option to purchase the mortgage loans in pool 2 is not exercised by the master servicer at the earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” The interest rates for the group 2 subordinate certificates and the Class WF-1 and Class WF-AIO Certificates will not change if the option to purchase the mortgage loans in pool 2 is not exercised by the master servicer at the earliest possible distribution date.

(5)
Each interest rate or interest rate formula, other than with respect to the Class I-AIO and the Class WF-AIO Certificates, is subject to the applicable net funds cap, as described in the prospectus supplement under “Summary of Terms—The Certificates—Payments on the Certificates—Interest Distributions.”

(6)
The Class I-AIO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest up to and including the distribution date in March 2012 on a notional balance equal to the total principal balance of the Class I-A1, Class I-A2, Class I-A3 and Class I-A4 Certificates immediately before the related distribution date, at an interest rate equal to the lesser of (1) the applicable annual rate described above and (2) the product of (i) the excess, if any, of (a) the pool 1 net funds cap rate over (b) the weighted average interest rate of the Class I-A1, Class I-A2, Class I-A3 and Class I-A4 Certificates and (ii) a fraction, the numerator of which is the actual number of days in the related accrual period and the denominator of which is 30, subject to a minimum interest rate of 0.000%. After the Distribution Date in March 2012, the Class I-AIO Certificates will no longer be entitled to distributions of any kind. The initial notional amount for the first distribution date will equal $416,156,000.

(7)
The Class WF-AIO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional balance equal to the total principal balance of the Class WF-1, Class WF-2, Class WF-3, Class WF-4 and Class WF-5 Certificates immediately before the related distribution date at an interest rate equal to the lesser of (i) 0.550% per annum and (ii) the excess of the pool 2 net funds cap rate over the weighted average interest rate of the Class WF-1, Class WF-2, Class WF-3, Class WF-4 and Class WF-5 Certificates, with the interest rate on the Class WF-1 Certificates adjusted for such calculation by multiplying such interest rate by a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the related accrual period, subject to a minimum interest rate of 0.000%. The initial notional amount for the first distribution date will equal $156,370,000.

(8)
The Class WF-5 Certificates will not receive payments of principal to the same extent as the other group 2 senior certificates because principal distributions with respect to such classes generally will not be made until the distribution date in June 2010.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations(5)	Incremental Denominations	CUSIP Number
I-AIO	DD	0 day	30/360	March 25, 2012	March 25, 2012	$1,000,000(6)	$1	52524M AA7
I-A1	DD	0 day	Actual/360	June 25, 2037	August 25, 2009	$25,000	$1	52524M AB5
I-A2	DD	0 day	Actual/360	June 25, 2037	November 25, 2012	$25,000	$1	52524M AC3
I-A3	DD	0 day	Actual/360	June 25, 2037	December 25, 2013	$25,000	$1	52524M AD1
I-A4	DD	0 day	Actual/360	June 25, 2037	December 25, 2013	$25,000	$1	52524M AE9
I-M1	DD	0 day	Actual/360	June 25, 2037	December 25, 2013	$100,000	$1	52524M AG4
I-M2	DD	0 day	Actual/360	June 25, 2037	December 25, 2013	$100,000	$1	52524M AH2
I-M3	DD	0 day	Actual/360	June 25, 2037	December 25, 2013	$100,000	$1	52524M AJ8
I-M4	DD	0 day	Actual/360	June 25, 2037	December 25, 2013	$100,000	$1	52524M AK5
I-M5	DD	0 day	Actual/360	June 25, 2037	December 25, 2013	$100,000	$1	52524M AL3
I-M6	DD	0 day	Actual/360	June 25, 2037	December 25, 2013	$100,000	$1	52524M AM1
I-M7	DD	0 day	Actual/360	June 25, 2037	December 25, 2013	$100,000	$1	52524M AN9
I-M8	DD	0 day	Actual/360	June 25, 2037	December 25, 2013	$100,000	$1	52524M AP4
I-M9	DD	N/A	N/A	June 25, 2037	December 25, 2013	$1,000,000	$1	52524M AQ2
WF-AIO	CM	24 day	30/360	April 25, 2037	June 25, 2015	$1,000,000(6)	$1	52524M AS8
WF-1	DD	0 day	Actual/360	April 25, 2037	February 25, 2010	$25,000	$1	52524M AT6
WF-2	CM	24 day	30/360	April 25, 2037	July 25, 2011	$25,000	$1	52524M AU3
WF-3	CM	24 day	30/360	April 25, 2037	August 25, 2013	$25,000	$1	52524M AV1
WF-4	CM	24 day	30/360	April 25, 2037	June 25, 2015	$25,000	$1	52524M AW9
WF-5	CM	24 day	30/360	April 25, 2037	June 25, 2015	$25,000	$1	52524M AX7
WF-M1	CM	24 day	30/360	April 25, 2037	June 25, 2015	$100,000	$1	52524M AY5
WF-M2	CM	24 day	30/360	April 25, 2037	June 25, 2015	$100,000	$1	52524M AZ2
WF-M3	CM	24 day	30/360	April 25, 2037	June 25, 2015	$100,000	$1	52524M BA6
WF-M4	CM	24 day	30/360	April 25, 2037	June 25, 2015	$100,000	$1	52524M BB4
WF-M5	CM	24 day	30/360	April 25, 2037	June 25, 2015	$100,000	$1	52524M BC2
WF-M6	CM	24 day	30/360	April 25, 2037	June 25, 2015	$100,000	$1	52524M BD0
WF-M7	CM	24 day	30/360	April 25, 2037	June 25, 2015	$100,000	$1	52524M BE8
WF-M8	CM	24 day	30/360	April 25, 2037	June 25, 2015	$100,000	$1	52524M BF5
WF-M9	CM	24 day	30/360	April 25, 2037	June 25, 2015	$100,000	$1	52524M BG3
______________________
(1)	DD = For any distribution date, the close of business on the business day immediately before that distribution date.
CM = For any distribution date, the last business day of the month immediately preceding the month in which such distribution date occurs.
(2)
0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or on May 25, 2007 for the first interest accrual period, or in the case of the Class WF-1 Certificates, on May 31, 2007) and ending on the day immediately preceding the related distribution date.

24 day = For any distribution date, the interest accrual period will be the calendar month immediately preceding the month in which the related distribution date occurs.
(3)
The final scheduled distribution date for the certificates (other than the Class I-AIO Certificates) is based upon the first distribution date following the distribution date of the last scheduled payment of the latest maturing mortgage loan in the related mortgage pool, as further described in the prospectus supplement. For the Class AIO Certificates, the final scheduled distribution date is based upon the last distribution date on which such certificates are entitled to receive distributions of any kind.

(4)
The expected final distribution date, based upon (a) 100% of the applicable prepayment assumption for the related mortgage pool, as described under “Yield, Prepayment and Weighted Average—Weighted Average Life”, (b) the applicable modeling assumptions for the related mortgage pool used in the prospectus supplement, as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” and (c) assuming the option to purchase the mortgage loans for the related mortgage pool is exercised by the master servicer at the applicable earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(5)	With respect to initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.
(6)	Notional amount.